Sovereign Bancorp News Release

DATE: June 28, 2005

FINANCIAL CONTACTS:
Mark McCollom 610-208-6426 — mmccollo@sovereignbank.com
Stacey Weikel 610-208-6112 — sweikel@sovereignbank.com

MEDIA CONTACT:
Ed Shultz 610-378-6159 — eshultz1@sovereignbank.com

Sovereign Expects Second Quarter 2005 GAAP Earnings of $.46 to $.47 Per Share and Operating Earnings of $.49 to $.50 Per Share

PHILADELPHIA, PA...Sovereign Bancorp, Inc. (“Sovereign”) (NYSE: SOV), parent company of Sovereign Bank (“Bank”), today announced it expects to report second quarter 2005 earnings of $.46 to $.47 per diluted share in accordance with generally accepted accounting principles and operating earnings of $.49 to $.50 per diluted share, which excludes approximately $.03 per share related to the amortization of intangibles.

Speaking before investors in London, England, Jay S. Sidhu, Sovereign’s Chairman and Chief Executive Officer, commented, “Consistent with comments made during our first quarter earnings call, we remain focused on our financial objectives and are not going to grow our balance sheet simply for the sake of growth. Given the continued flatness of the yield curve, we believe it is prudent not to reach for low margin businesses, especially those that carry a high level of interest rate risk and hence are willing to accept lower loan growth until the yield curve steepens. As a result, we accelerated our share repurchase efforts during the second quarter and repurchased 10 million shares. While the flat yield curve remains challenging, modest net interest margin pressure should be offset by strong mortgage banking revenue, strong commercial loan growth, continued strong credit quality and continued expense control. Despite the current interest rate challenges, we remain focused on maintaining or improving our operating metrics. Operating return on average assets is expected to remain consistent with the first quarter level at approximately 1.30%, and operating return on average tangible equity is expected to increase about 100 basis points from the first quarter level of 26.52%,” continued Sidhu.

Sovereign’s detailed earnings for the second quarter will be released at approximately 4:00 pm ET on Tuesday, July 19, 2005.

Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), is the parent company of Sovereign Bank, a $59 billion financial institution with more than 650 community banking offices, over 1,000 ATMs and approximately 10,000 team members with principal markets in the Northeast United States. Sovereign offers a broad array of financial services and products including retail banking, business and corporate banking, cash management, capital markets, trust and wealth management and insurance. Sovereign is the 19th largest banking institution in the United States. For more information on Sovereign Bank, visit http://www.sovereignbank.com or call 1-877-SOV-BANK.

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Note:
This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Sovereign’s management uses the non-GAAP measure of Operating Earnings, and the related per share amount, in their analysis of the company’s performance. This measure, as used by Sovereign, adjusts net income determined in accordance with GAAP to exclude the effects of special items, including significant gains or losses that are unusual in nature or are associated with acquiring and integrating businesses, and certain non-cash charges. Operating earnings for the first and second quarters of 2005 represent net income adjusted for the after-tax effects of merger-related and integration charges, certain restructuring charges and the amortization of intangible assets. Since certain of these items and their impact on Sovereign’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information in evaluating the operating results of Sovereign’s core businesses. These disclosures should not be viewed as a substitute for net income determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

This press release contains statements of Sovereign’s strategies, plans, and objectives, as well as estimates of future operating results for 2005 for Sovereign Bancorp, Inc. as well as estimates of financial condition, operating and cash efficiencies and revenue generation. These statements and estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; Sovereign’s ability in connection with any acquisition to complete such acquisition and to successfully integrate assets, liabilities, customers, systems and management personnel Sovereign acquires into its operations and to realize expected cost savings and revenue enhancements within expected time frame; the possibility that expected one-time merger-related charges are materially greater than forecasted or that final purchase price allocations based on the fair value of acquired assets and liabilities and related adjustments to yield and/or amortization of the acquired assets and liabilities at any acquisition date are materially different from those forecasted; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, integrations, pricing, products and services.